Exhibit 99.1

Contact:

Innovative Solutions & Support, Inc.

Relland Winand

Chief Financial Officer

610-646-0350

rwinand@innovative-ss.com

Innovative Solutions & Support, Inc. Announces Fourth Quarter and Fiscal Year 2018 Financial Results

Exton, PA.  — December 17, 2018— Innovative Solutions & Support, Inc. (“IS&S” or the “Company”) (ISSC) today announced its financial results for the fourth quarter and full fiscal year 2018, ended September 30, 2018.

Revenues for fiscal 2018 were $13.9 million compared to $16.8 million in fiscal 2017.  The Company reported a net loss of $3.7 million or ($0.22) per share for fiscal 2018 compared to net income of $4.6 million or $0.27 per share for fiscal 2017.  Net income in 2017 included a substantial decrease in general and administrative expense due to a $3.6 million reversal of a bad debt reserve, and $4.9 million of other income, comprised primarily of $4.1 million from the favorable settlement of a lawsuit and $0.7 million as a result of the sale of Pennsylvania State R&D tax credits.

Geoffrey Hedrick, Chairman and Chief Executive Officer of IS&S, said, “Despite the disappointing financial results, fiscal 2018 was a year of considerable investment and extensive effort into the development and maturation of our new product, the ThrustSense ® Autothrottle which we believe opens up a virtually untapped market opportunity. We now have the only patented technology of its kind that is lauded by aviation trade publications, which agree that the many benefits of an IS&S ThrustSense® Authothrottle and the ability to function in the Pratt & Whitney PT6A powered airplane creates a significant market opportunity for this product. FAA STCs have been obtained for both the Pilatus PC-12 Classic and PC-12 NG and an STC for the King Air is expected shortly.  We have established a sales and marketing program for the formal launch of the ThrustSense® Autothrottle in calendar year 2019. Consequently, we believe we are entering the new year well-positioned to quickly capitalize on the sales potential of this new technology.”

For the fourth quarter of fiscal 2018, the Company reported revenues of $3.6 million compared to $4.2 million for the fourth quarter of fiscal 2017. The Company reported a fourth quarter fiscal 2018 net loss of $414,000, or ($0.02) per share, reflecting substantial cost savings due to the third quarter fiscal 2018 reduction in force partially offset by $200,000 of non-recurring consulting expense.  The fourth quarter 2017 net loss of $186,000, or $(0.01) per share benefited from the sale of Pennsylvania State R&D tax credits.

At September 30, 2018, the Company had $20.4 million of cash on hand.

New orders for fiscal 2018 were $14.4 million and backlog as of September 30, 2018 was $3.6 million.  Backlog excludes potential future sole-source production orders, the Pilatus PC-24, and the KC-46A, both of which the Company expects to remain in production for over a decade. The Company expects that these contracts will add to production sales already in backlog.

Shahram Askarpour, President of IS&S, added, “Over the past year we have been making preparations to ensure that the launch of our Autothrottle is fully supported, including a new product-oriented marketing strategy which should help accelerate market penetration.  More broadly, we are concentrating our resources around our most valuable programs, which has enabled us to reduce overall costs and improve overall efficiency.  With several STCs already obtained or imminent for our patented ThrustSense® AutoThrottle, we have developed a well-defined  template for efficiently expanding this technology to other models and manufacturers, opening up a market with attractive growth characteristics.  The upcoming year will provide the opportunity to begin leveraging the investment and infrastructure we have created to roll this technology out to the general aviation market, where we believe a product of this capability has been sorely lacking.”

Conference Call

The Company will be hosting a conference call on Tuesday, December 18, 2018 at 10:00 a.m. ET to discuss these results and its business outlook. Please use the following dial in number to register your name and company affiliation for the conference call: 877-883-0383 and enter the PIN Number 3275752. The call will also be carried live on the Investor Relations page of the Company web site at www.innovative-ss.com.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEMs) and retrofit applications. The company supplies integrated Flight Management Systems (FMS) and advanced GPS receivers for precision low carbon footprint navigation.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

Innovative Solutions and Support, Inc.

Consolidated Balance Sheets

(unaudited)

	September 30,	September 30,
	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$20,390,713	$24,680,301
Accounts receivable	3,449,893	2,748,597
Unbilled receivables, net	—	1,480,822
Inventories	4,280,108	4,179,654
Prepaid expenses and other current assets	544,234	1,092,064

Total current assets	28,664,948	34,181,438

Property and equipment, net	8,786,737	6,669,011
Other assets	181,993	187,315

Total assets	$37,633,678	$41,037,764

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$1,529,792	$1,321,251
Accrued expenses	1,463,021	1,760,037
Deferred revenue	356,801	280,354

Total current liabilities	3,349,614	3,361,642

Non-current deferred income taxes	129,594	67,742

Total liabilities	3,479,208	3,429,384

Commitments and contingencies	—	—

Shareholders’ equity

Preferred stock, 10,000,000 shares authorized, $.001 par value, of which 200,000 shares are authorized as Class A Convertible stock. No shares issued and outstanding at September 30, 2018 and 2017	—	—

Common stock, $.001 par value: 75,000,000 shares authorized, 18,937,050 and 18,879,580 issued at September 30, 2018 and 2017, respectively	18,937	18,880

Additional paid-in capital	51,783,779	51,583,841
Retained earnings	3,720,291	7,374,196
Treasury stock, at cost, 2,096,451 shares at September 30, 2018 and at September 30, 2017	(21,368,537)	(21,368,537)

Total shareholders’ equity	34,154,470	37,608,380

Total liabilities and shareholders’ equity	$37,633,678	$41,037,764

Innovative Solutions and Support, Inc.

Consolidated Statements of Operations

(unaudited)

	Three months ended		Twelve months ended
	September 30,		September 30,
	2018	2017	2018	2017

Sales	$3,645,521	$4,225,484	$13,850,372	$16,786,674

Cost of sales	1,829,327	2,373,726	7,311,923	8,668,348

Gross profit	1,816,194	1,851,758	6,538,449	8,118,326

Operating expenses:
Research and development	592,187	1,065,476	3,575,801	4,456,657
Selling, general and administrative	1,668,245	1,713,282	6,674,187	3,739,234
Total operating expenses	2,260,432	2,778,758	10,249,988	8,195,891

Operating (loss) income	(444,238)	(927,000)	(3,711,539)	(77,565)

Interest income	17,092	8,383	53,561	35,888
Other income	14,500	683,272	67,724	4,858,224

(Loss) income before income taxes	(412,646)	(235,345)	(3,590,254)	4,816,547

Income tax (benefit) expense	1,731	(49,300)	63,651	247,920

Net (loss) income	$(414,377)	$(186,045)	$(3,653,905)	$4,568,627

Net (loss) income per common share:
Basic	$(0.02)	$(0.01)	$(0.22)	$0.27
Diluted	$(0.02)	$(0.01)	$(0.22)	$0.27

Weighted average shares outstanding:
Basic	16,823,754	16,763,245	16,805,991	16,742,461
Diluted	16,823,754	16,763,245	16,805,991	16,855,644